Exhibit 5.3

June 2, 2009

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Ladies/Gentlemen:

We have acted as local Wisconsin counsel to CDC Corporation, a Wisconsin corporation (the “Guarantor”), in connection with that certain Indenture dated as of the date hereof (the “Indenture”) among the Guarantor, Owens Corning, a Delaware corporation (the “Company”), certain other subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) providing for the issuance by the Company of debt securities to be issued in one or more series from time to time (collectively, the “Debt Securities”). Pursuant to the Indenture, the Debt Securities are and will be guaranteed by the Guarantor (the “Guarantee”).

In rendering this opinion we have, with your permission, relied on an officer’s certificate as to certain factual matters.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Guarantor is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate issued by the Wisconsin Department of Financial Institutions (the “Department”): (a) the Guarantor has filed with the Department during its most recently completed report year the required annual report; and (b) Articles of Dissolution of the Guarantor have not been filed with the Department.

2. The Guarantor has the corporate power and authority to enter into, and perform its obligations under, the Indenture.

3. The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of the Guarantor.

4. The execution and filing with the Securities and Exchange Commission of the Registration Statement (as such term is defined below) have been duly authorized by all necessary corporate action on the part of the Guarantor.

Owens Corning

Sidley Austin LLP

June 2, 2009

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided solely for the benefit of the addressees hereof in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of the Debt Securities and the Guarantee. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority without our prior written consent.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”) or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin G. Lombard
Benjamin G. Lombard